CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Saratoga Advantage Trust and to the use of our reports dated October 31, 2016 and January 30, 2017 on the financial statements and financial highlights of the funds comprising of the Saratoga Advantage Trust. Such financial statements and financial highlights appear in the August 31, 2016 and the November 30, 2016 Annual Reports to Shareholders, which is incorporated by reference into the Statements of Additional Information.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

May 31, 2017